EXHIBIT 8

TRUSTEES IRREVOCABLE UNDERTAKING

Serena Software, Inc.

2755 Campus Drive

3rd Floor

San Mateo

California 94403

USA

Lehman Brothers Europe Limited

25 Bank Street

London E14 5LE

UK

3 March, 2004

Dear Sirs,

Proposed Recommended Offer for Merant plc (the “Offeree”)

Offer

We refer to the press announcement proposed to be released by Lehman Brothers Europe Limited (“LBE”) on behalf of Serena Software, Inc. (the “Offeror”) in the form attached to this undertaking (as such announcement may be amended with the agreement of UBS Limited, the Offeree’s financial advisers) (the “Press Announcement”), setting out the terms and conditions upon which LBE will on behalf of the Offeror outside the United States, and the Offeror will on its own behalf in the United States, make an offer (the “Offer”) to acquire the whole of the issued and to be issued ordinary share capital of the Offeree (including ordinary shares represented by American Depository Shares).

Undertakings

In connection with the Offeror agreeing to make the Offer substantially on the terms and subject to the conditions referred to in the Press Announcement, together with such additional terms and conditions as may be required to comply with the requirements of The City Code on Takeovers and Mergers (the “City Code”) and any other terms and conditions agreed between the Offeror and the Offeree (provided that the value of the overall consideration and cash consideration receivable by us under the Offer is no lower than the value of the consideration referred to as being payable in the attached draft of the Press Announcement) we hereby irrevocably undertake and warrant to the Offeror as follows:

1.	We are the current trustees of the Merant 1994 Employee Benefit Trust (“the 1994 Trust”) constituted by a Trust Deed dated 10 June 1994 made by the Offeree (under its then name of Micro Focus Group PLC) and us. We are also the current trustees of the Merant Employee Benefit Trust 2003 (“the 2003 Trust”) constituted by a Trust Deed dated 27 February 2003 made by the Offeree and us. The numbers of ordinary shares of £0.02 each in the capital of the Offeree specified in the schedule to this undertaking (the “Shares”) are held by the companies identified as the registered holders in the schedule to this undertaking on behalf of us in our capacity as the trustees of the 1994 Trust and the 2003 Trust respectively (as identified in the schedule to this undertaking). We have no other interest in the shares of the Offeree. Subject only to the terms of the 1994 Trust and/or the 2003 Trust and the subsisting options over the number of Shares set out in the schedule to this undertaking all of the Shares are held by us free from any charge, option, lien, equity, restriction or encumbrance whatsoever and we have and will, upon the Offer being made, continue to have full authority to accept or procure the acceptance of the Offer in respect of the Shares.

2.	We will no later than the fifteenth business day after the despatch of the document containing the terms and conditions of the Offer (the “Offer Document”) accept or procure acceptance of the Offer in respect of all of the Shares in accordance with the acceptance procedure set out in that document and will forward, together with our acceptance, the share certificate(s) or other documents of title in respect of the Shares and any requisite evidence of authority to make such an acceptance and/or transfer the Shares to an escrow balance, specifying the person identified in the terms and conditions of the Offer Document (in its capacity as a CREST participant) as the escrow agent;

3.	Unless and until the Offer lapses or is withdrawn, we will not, and will procure that no other person shall:

(a)	sell, transfer or otherwise dispose of any of the Shares to any person other than the Offeror or grant any option or create any encumbrance over all or any of the Shares or any interest therein or enter into any agreement or arrangement which might restrict a disposal to Offeror;

(b)	accept, or directly or indirectly solicit, any other offer in respect of all or any of the Shares, whether conditionally or unconditionally (by whatever means the same is to be implemented) nor enter into any negotiations to such effect;

(c)	withdraw, or procure the withdrawal of, our acceptance in respect of all or any of the Shares, notwithstanding that we may have become entitled to withdraw it by virtue of the City Code (or any provision in the Offer Document to that effect);

(d)	acquire any further rights over shares in the Offeree; or

(e)	exercise or permit the exercise of the voting rights attaching to the Shares in any manner which is likely to frustrate the Offer or prevent it becoming or being declared unconditional in all respects.

4.	We will maintain appropriate secrecy about the possibility and details of the Offer prior to its announcement.

5.	We will procure that such information relating to us as is reasonably requested by the Offeror or its advisers and which is required to be contained in the Offer Document in order to comply with the City Code, any applicable law or the requirements of any relevant regulatory authority is supplied promptly to the Offeror.

Consent

We consent to the issue of the Press Announcement in the terms attached or amended as specified above. We understand that in accordance with the City Code, particulars of this undertaking will be contained in the Offer Document and also that a copy of this undertaking will be available for inspection during the period in which the Offer is open for acceptance.

Lapse

This undertaking will lapse if the Offer lapses or is withdrawn or if the Press Announcement is not released on or prior to 5 March, 2004 or if the Offer Document is not despatched to the shareholders of the Offeree within 28 days of the date of the Press Announcement or such later date as the Panel may agree. If this undertaking so lapses, we shall have no further obligations under it and no liability shall arise under it except in respect of any antecedent breach of its terms.

Higher Offer

Nothing in this undertaking shall prevent us from accepting an offer made by any third party for all of the issued ordinary share capital of the Offeree (other than any such share capital already held or contracted to be acquired by such third party at the time of making such offer, including any shares permitted to be treated as already held or contracted to be acquired by such third party for purposes of Part XIIIA of the Companies Act 1985) provided that either (i) such offer is recommended for acceptance by the board of the Offeree and a period of seven days has elapsed from the announcement of such third party offer without the Offeror having revised the terms of the Offer so that the value of the revised Offer exceeds the value of the offer by such third party or (ii) such offer is declared unconditional in all respects. In the event that we become entitled to accept another offer pursuant to this paragraph then this undertaking will lapse and we shall have no further obligations and no liability shall arise under it except in respect of any antecedent breach of its terms.

Independent Advice

We confirm that we have been given a realistic opportunity to consider whether or not to give the commitments contained in this undertaking and to obtain independent advice about the nature of this undertaking.

We confirm that in relation to this undertaking we are not a customer of LBE, for the purposes of the Conduct of Business Sourcebook of the Financial Services Authority, that LBE will not be offering us advice and that LBE will not otherwise be responsible for providing customer protections in respect of the transactions and arrangements proposed in the Press Announcement.

Definitions

The term “Offer” in this undertaking includes:

(a)	any offer which may be made by or on behalf of Offeror for the whole of the share capital of the Offeree in issue at the date on which the offer is made which is not already owned or agreed to be acquired by Offeror and any additional Offeree shares allotted while the Offer remains open for acceptance or until such earlier date as the Offeror may determine; and

(b)	any revised or increased offer which may be made by or on behalf of Offeror, provided that the terms of such offer are no less favourable than the terms set out in the Press Announcement.

General

Time shall be of the essence as regards any time, date or period mentioned in this undertaking or extended by mutual agreement.

This undertaking shall be governed by and construed in accordance with English law and we hereby submit to the exclusive jurisdiction of the English courts and appoint Macfarlanes of 10 Norwich Street, London EC4A 1BD as our agent for service of any proceedings in connection with this undertaking.

IN WITNESS of which this document has been executed as a deed and is delivered on the date first above written

SIGNED as a DEED by MERANT TRUSTEES	) )	/s/ [Signature Illegible] Director

LIMITED acting by a director and its secretary or two directors	) ) )	/s/ [Signature Illegible] Director/Secretary

SCHEDULE 1

The Shares

Name and registered address of Registered Holder	Trust	Number of Shares	Number of Shares under option

Merant Trustees Limited PO Box 621 Le Gallais Chambers 54 Bath Street St Helier, Jersey JE4 8YD	1994 Trust	3,515,488	2,687,500 (plus 417,129 allocated to the Employee Share Purchase Plan)

Roy Nominees Account 22607 Royal Bank of Canada Trust Corporation Ltd 71 Queen Victoria Street London EC4V 4DE	1994 Trust	900,000

Roy Nominees Account 22607 Royal Bank of Canada Trust Corporation Ltd 71 Queen Victoria Street London EC4V 4DE	2003 Trust	3,000,000	2,887,160

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